Exhibit 99.1
FOSSIL GROUP, INC. APPOINTS KIM HARRIS JONES TO ITS BOARD OF DIRECTORS
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Richardson, TX. October 15, 2019 - Fossil Group, Inc. (Nasdaq GS: FOSL) (the “Company”) announced the appointment of Kim Harris Jones to its Board of Directors effective October 15, 2019. With the appointment, the Company’s Board of Directors consists of ten members, including nine independent directors and one current member of senior management. Ms. Harris Jones has also been appointed to the Company’s Audit Committee of the Board of Directors.

Kosta N. Kartsotis, Chairman and Chief Executive Officer of the Company, said, “Kim brings an extensive amount of financial experience to our board having served as a senior finance executive with several multinational corporations.  We are excited to add her viewpoints and skills to the board, as we execute on our strategic priorities and long-term goal of delivering sales growth and improved profitability.”

Ms. Harris Jones served as senior vice president and corporate controller of Mondelēz International, Inc., the global publicly traded snacking foods business, from 2012 until she retired in 2015. Previously, she served as senior vice president and corporate controller of Kraft Foods from 2009 to 2012. Prior to Kraft, she held numerous leadership roles during seventeen years with Chrysler Group LLC including senior vice president, corporate controller and general auditor from 2008 to 2009. Ms. Harris Jones holds an MBA in finance and a bachelor’s degree in accounting from the University of Michigan and is a CPA.

Ms. Harris Jones also serves on the boards of United Rentals, Inc., where she serves as a member of the Audit Committee and the Compensation Committee, and TrueBlue, Inc., where she serves as a member of the Audit Committee, the Innovation and Technology Committee and the Nominating and Corporate Governance Committee. Ms. Harris Jones is also a member of the board of the Ethiopian North American Health Professionals Association, serves on the Finance Committee of the Consortium for Graduate Study in Management and is a member of the Executive Leadership Council.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Global Corporate Communications and PR:
Ann Jane Draper
Fossil Group
ajdraper@fossil.com

Investor Relations:
Allison Malkin
ICR, Inc.
(203) 682-8225